Filed pursuant to Rule 433

Registration Statements Nos. 333-229096 and 333-229096-01

Relating to Preliminary Prospectus Supplement dated June 2, 2021

U.S.$1,500,000,000 5.500% Global Notes Due 2051
Pricing Term Sheet

A preliminary prospectus supplement of Petrobras Global Finance B.V. is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras Global Finance B.V. (“PGF”)

Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. – Petrobras

Form:	Senior Unsecured Notes

Offering:	SEC-Registered

Currency:	U.S. Dollars

Principal Amount:	U.S.$1,500,000,000

Maturity Date:	June 10, 2051

Coupon Rate:	5.500%

Interest Basis:	Payable semi-annually in arrears

Day Count:	30/360

Interest Payment Dates:	June 10 and December 10

First Interest Payment Date:	December 10, 2021

Gross Proceeds:	U.S.$1,446,690,000

Issue Price:	96.446%

Yield to Investors:	5.750%

Optional Par Redemption:	On and after December 10, 2050, call at 100.000%

Make-Whole Optional Redemption:	Prior to December 10, 2050, call at UST +50 bps

Tax Redemption:	Call at 100.000%

Pricing Date:	June 2, 2021

Settlement Date:	June 10, 2021 (T+6*)

Listing:	PGF intends to apply to have the Notes approved for listing on the New York Stock Exchange

Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

CUSIP:	71647NBJ7

ISIN:	US71647NBJ72

Joint Bookrunners:	BofA Securities, Inc. Goldman Sachs & Co. LLC Itau BBA USA Securities, Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. Santander Investment Securities Inc. UBS Securities LLC

*Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes on the pricing date or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in six business days (T+6), to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling BofA Securities, Inc. collect at or toll-free (U.S. only) at +1 (800) 294-1322, Goldman Sachs & Co. LLC collect at +1 (212) 902-6351 or toll-free (U.S. only) at +1 (800) 828-3182, Itau BBA USA Securities, Inc. collect at +1 (212) 710-6749 or toll-free (U.S. only) at +1 (888) 770-4828, J.P. Morgan Securities LLC collect at +1 (212) 834-4533 or toll-free (U.S. only) at +1 (866) 846-2874, MUFG Securities Americas Inc. toll-free (U.S. only) at +1 (877) 649-6848, Santander Investment Securities Inc. collect at +1 (855) 403-3636, and UBS Securities LLC toll-free (U.S. only) at +1 (888) 827-7275.

No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

No key information document required by Regulation (EU) No 1286/2014 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.  Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant person.